Calculation of Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Debt Securities	$6,508,800	$810.35

(1) Calculated in accordance with Rule 457 (r) of the Securities Act of 1933, as amended.

January 2018
Pricing Supplement
Registration Statement No. 333-202524
Dated January 31, 2018
Filed Pursuant to Rule 424(b)(2)

Structured Investments

Opportunities in International Equities

$6,508,800 Trigger PLUS Based on the Level of the EURO STOXX® Banks Index due February 5, 2020

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

The Trigger PLUS offered are senior unsecured debt securities of HSBC USA Inc. (“HSBC”), will not pay interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus, as supplemented or modified by this pricing supplement. All references to “Reference Asset” in the prospectus supplement and the Equity Index Underlying Supplement shall refer to the “underlying index” herein. At maturity, if the level of the underlying index has appreciated, investors will receive the stated principal amount of their investment plus a payment reflecting leveraged upside performance of the underlying index, subject to the maximum payment at maturity. However, at maturity, if the underlying index does not change or has depreciated, and (i) if the level of the underlying index is greater than or equal to the specified trigger level, investors will receive the stated principal amount of their investment, or (ii) if the level of the underlying index is less than the specified trigger level, the investor will lose 1% for every 1% decline in the underlying index from the pricing date to the valuation date. The Trigger PLUS are for investors who seek an equity index-based return and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage feature, which applies to a limited range of positive performance of the underlying index, and the limited protection against loss but only if the final index level is not less than the trigger level. Investors may lose up to 100% of the stated principal amount of the Trigger PLUS. All payments on the Trigger PLUS are subject to the credit risk of HSBC.

FINAL TERMS
Issuer:	HSBC USA Inc. (“HSBC”)
Maturity date:	February 5, 2020, subject to adjustment as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement
Underlying index:	EURO STOXX® Banks Index (Bloomberg symbol: “SX7E”)
Aggregate principal amount:	$6,508,800
Payment at maturity:

•   If the final index level is greater than the initial index level:

$10 + the leveraged upside payment

In no event will the payment at maturity exceed the maximum payment at maturity.

•   If the final index level is less than or equal to the initial index level but greater than or equal to the trigger level:

$10

•   If the final index level is less than the trigger level:

$10 x the index performance factor

This amount will be less than the stated principal amount of $10 and will result in a loss of at least 15%, and possibly all, of your investment. All payments on the Trigger PLUS are subject to the credit risk of HSBC.

Leveraged upside payment:	$10 x leverage factor x index percent increase
Leverage factor:	200%
Index percent increase:	(final index level – initial index level) / initial index level
Initial index level:	140.84, which was the official closing level of the underlying index on the pricing date
Final index level:	The official closing level of the underlying index on the valuation date
Official closing level:	The official closing level of the underlying index on any scheduled trading day as determined by the calculation agent based upon the value displayed on Bloomberg Professional® service page “SX7E<INDEX>” or any successor page on the Bloomberg Professional® service or any successor service, as applicable.
Trigger level:	112.672, which is 80% of the initial index level
Valuation date:	January 31, 2020, subject to adjustment as described in “Additional Terms of the Notes—Valuation Dates” in the accompanying Equity Index Underlying Supplement
Index performance factor:	final index level / initial index level
Maximum payment at maturity:	$15.485 per Trigger PLUS (154.85% of the stated principal amount)
Stated principal amount:	$10 per Trigger PLUS
Issue price:	$10 per Trigger PLUS
Pricing date:	January 31, 2018
Original issue date:	February 5, 2018 (3 business days after the pricing date)
Estimated initial value:	The estimated initial value of the Trigger PLUS is less than the price you pay to purchase the Trigger PLUS. The estimated initial value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Trigger PLUS in the secondary market, if any, at any time. See “Risk Factors — The estimated initial value of the Trigger PLUS, which was determined by us on the pricing date, is less than the price to public and may differ from the market value of the Trigger PLUS in the secondary market, if any.”
CUSIP:	40435J497
ISIN:	US40435J4976
Listing:	The Trigger PLUS will not be listed on any securities exchange.
Agent:	HSBC Securities (USA) Inc., an affiliate of HSBC. See “Supplemental plan of distribution (conflicts of interest).”

Commissions and issue price:	Price to public	Fees and commissions	Proceeds to issuer
Per Trigger PLUS	$10.00	$0.20(1)	$9.75
		$0.05(2)
Total	$6,508,800.00	$130,176.00	$6,346,080.00
		$32,544.00

(1)	HSBC Securities (USA) Inc., acting as agent for HSBC, will receive a fee of $0.25 per $10 stated principal amount and will pay Morgan Stanley Wealth Management a fixed sales commission of $0.20 for each Trigger PLUS they sell. See “Supplemental plan of distribution (conflicts of interest).”

(2)	Of the amount per $10 stated principal amount received by HSBC Securities (USA) Inc., acting as agent for HSBC, HSBC Securities (USA) Inc. will pay Morgan Stanley Wealth Management a structuring fee of $0.05 for each Trigger PLUS.

The estimated initial value of the Trigger PLUS on the pricing date is $9.55 per Trigger PLUS, which is less than the price to public. The market value of the Trigger PLUS at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated initial value” above and “Risk Factors” beginning on page 5 of this document for additional information.

An investment in the Trigger PLUS involves certain risks. See “Risk Factors” beginning on page 5 of this pricing supplement, page S-2 of the Equity Index Underlying Supplement and page S-1 of the prospectus supplement.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved the Trigger PLUS, or determined that this pricing supplement or the accompanying Equity Index Underlying Supplement, prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this document together with the related Equity Index Underlying Supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

The Equity Index Underlying Supplement dated March 5, 2015 at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014327/v403626_424b2.htm

The prospectus supplement dated March 5, 2015 at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014311/v403645_424b2.htm

The prospectus dated March 5, 2015 at: http://www.sec.gov/Archives/edgar/data/83246/000119312515078931/d884345d424b3.htm

The Trigger PLUS are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction, and involve investment risks including possible loss of the stated principal amount invested due to the credit risk of HSBC.

Trigger PLUS Based on the Level of the EURO STOXX® Banks Index due February 5, 2020

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Investment Summary

Trigger Performance Leveraged Upside Securities

Principal at Risk Securities

The Trigger PLUS Based on the Level of the EURO STOXX® Banks Index due February 5, 2020 (the “Trigger PLUS”) can be used:

▪	As an alternative to direct exposure to the underlying index that enhances returns for a certain range of positive performance of the underlying index, subject to the maximum payment at maturity.

▪	To enhance positive returns and potentially outperform the underlying index in a bullish scenario.

▪	To achieve similar levels of upside exposure to the underlying index as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor.

▪	To provide limited protection against a loss of principal in the event of a decline of the underlying index as of the valuation date, but only if the final index level is greater than or equal to the trigger level. All payments on the Trigger PLUS are subject to the credit risk of HSBC.

Maturity:	Approximately 2 years

Leverage factor:	200.00%

Trigger level:	112.672, which is 80% of the initial index level

Maximum payment at maturity:	$15.485 per Trigger PLUS (154.85% of the stated principal amount).

Minimum payment at maturity:	None. You may lose your entire initial investment in the Trigger PLUS.

Coupon:	None

Key Investment Rationale

The Trigger PLUS offer 200% leveraged upside on the positive performance of the underlying index, subject to the maximum payment at maturity of $15.485 per Trigger PLUS (154.85% of the stated principal amount). However, if the level of the underlying index has decreased below the trigger level as of the valuation date, investors will lose 1% for every 1% that the level has decreased. Investors may lose up to 100% of the stated principal amount of the Trigger PLUS.

Investors can use the Trigger PLUS to enhance returns up to the maximum payment at maturity and obtain limited protection against a loss of principal in the event of a decline of the underlying index as of the valuation date, but only if the final index level is greater than or equal to the trigger level. All payments on the Trigger PLUS are subject to the credit risk of HSBC.

Leveraged Upside Performance	The Trigger PLUS offer investors an opportunity to capture enhanced returns for a certain range of positive performance of the underlying index, subject to the maximum payment at maturity, relative to a direct investment in the securities included in the underlying index.
Trigger Feature	At maturity, even if the level of the underlying index has declined over the term of the Trigger PLUS, you will receive your stated principal amount, but only if the final index level is greater than or equal to the trigger level.
Upside Scenario	The level of the underlying index increases and, at maturity for each Trigger PLUS, we will pay the stated principal amount of $10 plus 200.00% of the index percent increase, subject to the maximum payment at maturity of $15.485 per Trigger PLUS (154.85% of the stated principal amount).
Par Scenario	The level of the underlying index does not change or declines but the final index level is greater than or equal to the trigger level and, at maturity for each Trigger PLUS, we will pay the stated principal amount of $10.
Downside Scenario	The level of the underlying index declines and the final index level is less than the trigger level and, at maturity for each Trigger PLUS, we will pay less than the stated principal amount by an amount that is proportionate to the decline in the final index level from the initial index level.

January 2018	Page 2

Trigger PLUS Based on the Level of the EURO STOXX® Banks Index due February 5, 2020

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

How the Trigger PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Trigger PLUS based on the following terms:

Stated principal amount:	$10 per Trigger PLUS

Leverage factor:	200.00%

Maximum payment at maturity:	$15.485 per Trigger PLUS (154.85% of the stated principal amount)

Trigger level:	80% of the initial index level

Trigger PLUS Payoff Diagram

How it works

▪	Upside Scenario: If the final index level is greater than the initial index level, investors would receive the $10 stated principal amount plus 200.00% of the appreciation of the underlying index over the term of the Trigger PLUS, subject to the maximum payment at maturity of $15.485 per Trigger PLUS.

▪	For example, if the level of the underlying index appreciates 5.00%, investors would receive a 10.00% return, or $11.00 per Trigger PLUS.

▪	For example, if the level of the underlying index appreciates 30.00%, investors would receive only the the maximum payment at maturity of $15.485 per Trigger PLUS, or 154.85% of the stated principal amount.

▪	Par Scenario: If the final index level is less than or equal to the initial index level but is greater than or equal to the trigger level, investors would receive the stated principal amount of $10 per Trigger PLUS.

▪	For example, if the level of the underlying index depreciates 10%, investors would receive the $10 stated principal amount.

▪	Downside Scenario: If the final index level is less than the trigger level, investors would receive an amount that is less than the stated principal amount based on a 1% loss of principal for each 1% decline in the level of the underlying index.

▪	For example, if the level of the underlying index depreciates 40%, investors would lose 40% of their principal and receive only $6 per Trigger PLUS at maturity, or 60% of the stated principal amount.

January 2018	Page 3

Trigger PLUS Based on the Level of the EURO STOXX® Banks Index due February 5, 2020

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Investor Suitability

The securities may be suitable for you if:	The securities may not be suitable for you if:

▪      You seek an investment with an enhanced return linked to the potential positive performance of the underlying index and you believe the level of the underlying index will increase over the term of the securities.

▪     You are willing to invest in the Trigger PLUS based on the maximum payment at maturity of 154.85% of the stated principal amount, which may limit your return at maturity.

▪     You are willing to make an investment that is exposed to any decrease in the level of the underlying index on a 1-to-1 basis if the final index level is less than the trigger level.

▪     You are willing to accept the risk and return profile of the securities versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

▪     You are willing to forego dividends or other distributions paid to holders of the stocks included in the underlying index.

▪     You do not seek current income from your investment.

▪     You do not seek an investment for which there is an active secondary market.

▪     You are willing to hold the securities to maturity.

▪     You are comfortable with the creditworthiness of HSBC, as Issuer of the securities.

▪     You believe the final index level will be less than the trigger level or that the index percent increase will not be sufficiently positive to provide you with your desired return.

▪     You are unwilling to invest in the PLUS based on the maximum payment at maturity of 154.85% of the stated principal amount, which may limit your return at maturity.

▪     You are unwilling to make an investment that is exposed to any decrease in the level of the underlying index on a 1-to-1 basis if the final index level is less than the trigger level.

▪     You seek an investment that provides full return of principal.

▪     You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

▪     You prefer to receive the dividends or other distributions paid on the stocks included in the underlying index.

▪     You seek current income from your investment.

▪     You seek an investment for which there will be an active secondary market.

▪     You are unable or unwilling to hold the securities to maturity.

▪     You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the securities.

January 2018	Page 4

Trigger PLUS Based on the Level of the EURO STOXX® Banks Index due February 5, 2020

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Risk Factors

We urge you to read the section “Risk Factors” on page S-2 of the accompanying Equity Index Underlying Supplement and page S-1 of the accompanying prospectus supplement. Investing in the Trigger PLUS is not equivalent to investing directly in the stocks included in the underlying index. You should understand the risks of investing in the Trigger PLUS and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Trigger PLUS in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and Equity Index Underlying Supplement, including the explanation of risks relating to the Trigger PLUS described in the following sections:

“— Risks Relating to all Note Issuances” in the prospectus supplement;

“— General Risks Related to Indices” in the Equity Index Underlying Supplement;

“—Securities Prices Generally Are Subject to Political, Economic, Financial and Social Factors that Apply to the Markets in which They Trade and, to a Lesser Extent, Foreign Markets” in the Equity Index Underlying Supplement; and

“—Time Differences Between the Domestic and Foreign Markets and New York City May Create Discrepancies in the Trading Level or Price of the Notes” in the Equity Index Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

▪	Trigger PLUS do not pay interest and may result in a loss. The terms of the Trigger PLUS differ from those of ordinary debt securities in that the Trigger PLUS do not pay interest or guarantee payment of the principal amount at maturity. If the final index level is less than the trigger level (which is 80% of the initial index level), you will receive for each Trigger PLUS that you hold a payment at maturity that is less than the stated principal amount of each Trigger PLUS by at least 20% and by an amount proportionate to the decline in the level of the underlying index, subject to the credit risk of HSBC. You may lose up to 100% of the stated principal amount of the Trigger PLUS.

▪	The appreciation potential of the Trigger PLUS is limited by the maximum payment at maturity. The appreciation potential of the Trigger PLUS is limited by the maximum payment at maturity of $15.485 per Trigger PLUS (154.85% of the stated principal amount). Although the leverage factor provides 200% exposure to any amount by which the final share price is greater than the initial share price, because the payment at maturity will be limited to 154.85% of the stated principal amount for the Trigger PLUS, any increase in the final share price over the initial share price by more than approximately 27.425% of the initial share price will not further increase the return on the Trigger PLUS.

▪	Credit risk of HSBC USA Inc. The Trigger PLUS are senior unsecured debt obligations of the issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Trigger PLUS will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Trigger PLUS depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Trigger PLUS and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Trigger PLUS.

▪	The market price will be influenced by many unpredictable factors. Several factors will influence the value of the Trigger PLUS in the secondary market and the price at which HSBC Securities (USA) Inc. may be willing to purchase or sell the Trigger PLUS in the secondary market, including: the value, volatility and dividend yield, as applicable, of the underlying index and the securities comprising the underlying index, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in our credit ratings or credit spreads. Generally, the longer the time remaining to maturity, the more the market price of the Trigger PLUS will be affected by the other factors described above. The level of the underlying index may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “Information about the EURO STOXX 50® Index” below. You may receive less, and possibly significantly less, than the stated principal amount per Trigger PLUS if you try to sell your Trigger PLUS prior to maturity.

▪	Investing in the Trigger PLUS is not equivalent to investing in the securities included in the underlying index. Investing in the Trigger PLUS is not equivalent to investing in the component securities of the underlying index. Investors in the Trigger PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the securities comprising the underlying index.

▪	Adjustments to the underlying index could adversely affect the value of the Trigger PLUS. Deutsche Börse AG, the reference sponsor of the underlying index, may add, delete or substitute the stocks comprising the underlying index. In addition, the reference sponsor of the underlying index may make other methodological changes that could change the level of the underlying index. Further, the reference sponsor of the underlying index may discontinue or suspend calculation or

January 2018	Page 5

Trigger PLUS Based on the Level of the EURO STOXX® Banks Index due February 5, 2020

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

publication of the underlying index at any time. Any such actions could affect the value of and the return on the Trigger PLUS.

▪	The estimated initial value of the Trigger PLUS, which was determined by us on the pricing date, is less than the price to public and may differ from the market value of the Trigger PLUS in the secondary market, if any. The estimated initial value of the Trigger PLUS was calculated by us on the pricing date and is less than the price to public. The estimated initial value reflects our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Trigger PLUS. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the estimated initial value of the Trigger PLUS may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Trigger PLUS to be more favorable to you. We determined the value of the embedded derivatives in the Trigger PLUS by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Trigger PLUS that are different from our estimated initial value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The estimated initial value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Trigger PLUS in the secondary market (if any exists) at any time.

▪	The price of your Trigger PLUS in the secondary market, if any, immediately after the pricing date will be less than the price to public. The price to public takes into account certain costs. These costs include our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Trigger PLUS, the underwriting discount and the costs associated with structuring and hedging our obligations under the Trigger PLUS. These costs, except for the underwriting discount, will be used or retained by us or one of our affiliates. If you were to sell your Trigger PLUS in the secondary market, if any, the price you would receive for your Trigger PLUS may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Trigger PLUS in the secondary market, if any, at any time after issuance will vary based on many factors, including the level of the underlying index and changes in market conditions, and cannot be predicted with accuracy. The Trigger PLUS are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Trigger PLUS to maturity. Any sale of the Trigger PLUS prior to maturity could result in a loss to you.

▪	If HSBC Securities (USA) Inc. were to repurchase your Trigger PLUS immediately after the original issue date, the price you receive may be higher than the estimated initial value of the Trigger PLUS. Assuming that all relevant factors remain constant after the original issue date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Trigger PLUS in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the estimated initial value on the pricing date for a temporary period expected to be approximately 14 months after the original issue date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Trigger PLUS and other costs in connection with the Trigger PLUS that we will no longer expect to incur over the term of the Trigger PLUS. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Trigger PLUS and any agreement we may have with the distributors of the Trigger PLUS. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the original issue date of the Trigger PLUS based on changes in market conditions and other factors that cannot be predicted.

▪	The amount payable on the Trigger PLUS is not linked to the level of the underlying index at any time other than the valuation date. The final index level will be based on the official closing level of the underlying index on the valuation date, subject to postponement for non-trading days and certain market disruption events. Even if the level of the underlying index appreciates prior to the valuation date but then decreases by the valuation date, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the level of the underlying index prior to that decrease. Although the actual level of the underlying index on the stated maturity date or at other times during the term of the Trigger PLUS may be higher than the final index level, the payment at maturity will be based solely on the official closing level of the underlying index on the valuation date.

▪	The Trigger PLUS will not be listed on any securities exchange and secondary trading may be limited. The Trigger PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Trigger PLUS. HSBC Securities (USA) Inc. may, but is not obligated to, make a market in the Trigger PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Trigger PLUS easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Trigger PLUS, the price at

January 2018	Page 6

Trigger PLUS Based on the Level of the EURO STOXX® Banks Index due February 5, 2020

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

which you may be able to trade your Trigger PLUS is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to transact. If, at any time, HSBC Securities (USA) Inc. were to cease making a market in the Trigger PLUS, it is likely that there would be no secondary market for the Trigger PLUS. Accordingly, you should be willing to hold your Trigger PLUS to maturity.

▪	The calculation agent, which is HSBC or one of its affiliates, will make determinations with respect to the Trigger PLUS. As calculation agent, HSBC or one of its affiliates has determined the initial index level and will determine the final index level, and will calculate the amount of cash, if any, that you will receive at maturity. Determinations made by HSBC or one of its affiliates in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events, and the selection of a successor index or the calculation of the final index level in the event of a discontinuance of the underlying index. These determinations, which may be subjective, may adversely affect the payout to you at maturity, if any. Although the calculation agent has made and will make all determinations and take all action in relation to the Trigger PLUS in good faith, it should be noted that such discretion could have an impact (positive or negative) on the value of your Trigger PLUS. The calculation agent is under no obligation to consider your interests as a holder of the Trigger PLUS in taking any actions, including the determination of the initial index level, that might affect the value of your Trigger PLUS.

▪	Hedging and trading activity by our affiliates could potentially adversely affect the value of the Trigger PLUS. One or more of our affiliates and/or third-party dealers have carried out and will continue to carry out hedging activities related to the Trigger PLUS (and possibly to other instruments linked to the underlying index or the securities included in the underlying index), including trading in the securities included in the underlying index as well as in other instruments related to the underlying index. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Trigger PLUS, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. Some of our affiliates also trade those securities and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could have increased the initial index level and, therefore, could have increased the level at which the underlying index must close so that an investor does not suffer a loss on the investor’s initial investment in the Trigger PLUS. Additionally, hedging or trading activities during the term of the Trigger PLUS, including on the valuation date, could adversely affect the level of the underlying index on the valuation date and, accordingly, the amount of cash, if any, an investor will receive at maturity.

▪	Risks associated with non-U.S. companies. The value of the Underlying Index depends upon the stocks of non-U.S. companies, and thus involves risks associated with the home countries of those non-U.S. companies. The prices of these non-U.S. stocks may be affected by political, economic, financial and social factors in the home country of each applicable company, including changes in that country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions, which could affect the value of the Trigger PLUS. These foreign securities may have less liquidity and could be more volatile than many of the securities traded in U.S. or other securities markets. Direct or indirect government intervention to stabilize the relevant foreign securities markets, as well as cross shareholdings in foreign companies, may affect trading levels or prices and volumes in those markets. The other special risks associated with foreign securities may include, but are not limited to: less liquidity and smaller market capitalizations; less rigorous regulation of securities markets; different accounting and disclosure standards; governmental interference; currency fluctuations; higher inflation; and social, economic and political uncertainties. These factors may adversely affect the performance of the Underlying Index and, as a result, the value of the Trigger PLUS.

▪	The Trigger PLUS will not be adjusted for changes in exchange rates. Although the equity securities that comprise the Underlying Index are traded in currencies other than U.S. dollars, and your Trigger PLUS are denominated in U.S. dollars, the amount payable on your Trigger PLUS at maturity, if any, will not be adjusted for changes in the exchange rates between the U.S. dollar and the currencies in which these non-U.S. equity securities are denominated. Changes in exchange rates, however, may also reflect changes in the applicable non-U.S. economies that in turn may affect the value of the Underlying Index, and therefore your Trigger PLUS. The amount we pay in respect of your Trigger PLUS on the maturity date, if any, will be determined solely in accordance with the procedures described in this pricing supplement.

▪	The stocks included in the Underlying Index are concentrated in one sector. All of the stocks included in the Underlying Index are issued by companies in the European financial services sector. As a result, the stocks that will determine the return on the Trigger PLUS are concentrated in one sector. Although an investment in the Trigger PLUS will not give holders any ownership or other direct interests in the stocks included in the Underlying Index, the return on the Trigger PLUS will be subject to certain risks associated with a direct equity investment in companies in the financial services sector. Accordingly, by investing in the Trigger PLUS, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors.

▪	A limited number of Underlying Index stocks may affect the Underlying Index level, and the Underlying Index is not necessarily representative of the European financial services sector. As of December 29, 2017, the top five Underlying Index stocks constituted 56.26% of the total weight of the Underlying Index, and the top 10 Underlying

January 2018	Page 7

Trigger PLUS Based on the Level of the EURO STOXX® Banks Index due February 5, 2020

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Index stocks constituted 80.58% of the total weight of the Underlying Index. Any reduction in the market price of those stocks is likely to have a substantial adverse impact on the level of the Underlying Index and the value of the Trigger PLUS. While the stocks included in the Underlying Index are common stocks of companies generally considered to be involved in various segments of the European financial services industry, the stocks included in the Underlying Index and the Underlying Index itself may not necessarily follow the price movements of the entire industry. If the stocks included in the Underlying Index decline in value, the Underlying Index will also decline in value, even if common stock prices of other companies in the European financial services industry generally increase in value.

▪	The Trigger PLUS are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction. The Trigger PLUS are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Trigger PLUS is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full payment at maturity of the Trigger PLUS.

▪	The U.S. federal income tax consequences of an investment in the Trigger PLUS are uncertain. For a discussion of certain of the U.S. federal income tax consequences of your investment in a Trigger PLUS, please see the discussion under “Additional Information About the Trigger PLUS—Tax considerations” herein, and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

January 2018	Page 8

Trigger PLUS Based on the Level of the EURO STOXX® Banks Index due February 5, 2020

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Information About the EURO STOXX® Banks Index

We have derived all information contained in this document regarding the Underlying Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of and is subject to change by, STOXX Limited. STOXX Limited is under no obligation to continue to publish, and may discontinue or suspend the publication of the Underlying Index at any time.

STOXX Limited Publishes the Underlying Index

The Underlying Index was created by STOXX Limited, which is owned by Deutsche Börse AG and SIX Group AG. Publication of the Underlying Index began on June 15, 1998, based on an initial index value of 100 at December 31, 1991. The Underlying Index is reported daily on the Bloomberg Professional® service under the symbol “SX7E” and on the STOXX Limited website. Information contained in the STOXX Limited website is not incorporated by reference in, and should not be considered a part of, this underlying supplement.

Index Composition and Maintenance

The Underlying Index is one of the 19 EURO STOXX® Supersector indices that compose the STOXX® Europe 600 Index. The STOXX® Europe 600 Index contains the 600 largest stocks traded on the major exchanges of 18 European countries and are organized into the following 19 Supersectors: automobiles & parts; banks; basic resources; chemicals; construction & materials; financial services; food & beverage; health care; industrial goods & services; insurance; media; oil & gas; personal & household goods; real estate; retail; technology; telecommunications; and utilities. The Underlying Index includes companies in the banks supersector, which tracks companies providing a broad range of financial services, including retail banking, loans and money transmissions. The Underlying Index currently includes 26 stocks.

The Underlying Index is weighted by free float market capitalization. Each component’s weight is capped at 30% of the Underlying Index’s total free float market capitalization. Free float weights are reviewed quarterly. As of December 29, 2017, the top 10 companies included in the Underlying Index were as follows:

Company	Weight (%)
BCO SANTANDER	16.38
BNP PARIBAS	13.25
ING GRP	10.65
BCO BILBAO VIZCAYA ARGENTARIA	8.67
INTESA SANPAOLO	7.35
UNICREDIT	6.46
GRP SOCIETE GENERALE	6.18
DEUTSCHE BANK	5.34
KBC GRP	3.25
CREDIT AGRICOLE	3.17

The composition of each of the EURO STOXX® Supersector indices is reviewed quarterly, based on the closing stock data on the last trading day of the month following the implementation of the last quarterly index review. The component stocks are announced on the fourth Tuesday of the month immediately prior to the review implementation month. Changes to the component stocks are implemented on the third Friday in each of March, June, September and December and are effective the following trading day. All index components will be adjusted for corporate actions.

Index Calculation

The Underlying Index is calculated with the “Laspeyres formula”, which measures the aggregate price changes in the component stocks against a fixed base quantity weight. The formula for calculating the index value can be expressed as follows:

Index =	free float market capitalization of the Underlying Index
divisor of the Underlying Index

The “free float market capitalization of the Underlying Index” is equal to the sum of the product of the price, number of shares, free float factor and weighting cap factor for each component stock as of the time the Underlying Index is being calculated.

January 2018	Page 9

Trigger PLUS Based on the Level of the EURO STOXX® Banks Index due February 5, 2020

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

The Underlying Index is also subject to a divisor, which is adjusted to maintain the continuity of Underlying Index values despite changes due to corporate actions.

License Agreement

HSBC or one of its affiliates has entered into a nonexclusive license agreement providing for the license to it, in exchange for a fee, of the right to use certain indices owned and published by STOXX Limited in connection with some products, including the Notes.

STOXX and its licensors (the “Licensors”) have no relationship to HSBC, other than the licensing of the Underlying Index and the related trademarks for use in connection with the Notes.

STOXX and its Licensors do not:

•	Sponsor, endorse, sell or promote the Notes.

•	Recommend that any person invest in the Notes or any other securities.

•	Have any responsibility or liability for or make any decisions about the timing, amount or pricing of the Notes.

•	Have any responsibility or liability for the administration, management or marketing of the Notes.

•	Consider the needs of the securities or the owners of the Notes in determining, composing or calculating the Underlying Index or have any obligation to do so.

STOXX and its Licensors will not have any liability in connection with the Notes. Specifically,

•	STOXX and its Licensors do not make any warranty, express or implied and disclaim any and all warranty about:

•	The results to be obtained by the Notes, the owner of the Notes or any other person in connection with the use of the Underlying Index and the data included in the Underlying Index;

•	The accuracy or completeness of the Underlying Index and its data;

•	The merchantability and the fitness for a particular purpose or use of the Underlying Index and its data;

•	STOXX and its Licensors will have no liability for any errors, omissions or interruptions in the Underlying Index or its data;

•	Under no circumstances will STOXX or its Licensors be liable for any lost profits or indirect, punitive, special or consequential damages or losses, even if STOXX or its Licensors knows that they might occur.

The licensing agreement between HSBC and STOXX is solely for their benefit and not for the benefit of the owners of the Notes or any other third parties.

Historical Information

Information as of market close on January 31, 2018:

Bloomberg Ticker Symbol:	SX7E
Current Share Closing Price:	140.84	52 Week High (on 1/29/2018):	143.05
52 Weeks Ago:	117.87	52 Week Low (on 2/24/2017):	111.98

The following graph sets forth the historical performance of the underlying index based on the daily historical official closing level from January 1, 2008 through January 31, 2018. We obtained the official closing levels below from the Bloomberg Professional® service. We have not independently verified the accuracy or completeness of the information obtained from the Bloomberg Professional® service. The historical levels of the underlying index should not be taken as an indication of future performance, and no assurance can be given as to the level of the underlying index on the valuation date.

January 2018	Page 10

Trigger PLUS Based on the Level of the EURO STOXX® Banks Index due February 5, 2020

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Historical Performance of the Underlying Index – Daily Official Closing Levels January 1, 2008 to January 31, 2018

January 2018	Page 11

Trigger PLUS Based on the Level of the EURO STOXX® Banks Index due February 5, 2020

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Additional Information About the Trigger PLUS

Please read this information in conjunction with the final terms on the front cover of this document.

General Information
Listing:	The Trigger PLUS will not be listed on any securities exchange.
CUSIP:	40435J497
ISIN:	US40435J4976
Minimum ticketing size:	$1,000 / 100 Trigger PLUS
Denominations:	$10 per Trigger PLUS and integral multiples thereof
Interest:	None
Tax considerations:

There is no direct legal authority as to the proper tax treatment of each Trigger PLUS, and therefore significant aspects of the tax treatment of each Trigger PLUS are uncertain as to both the timing and character of any inclusion in income in respect of each Trigger PLUS. Under one approach, each Trigger PLUS could be treated as a pre-paid executory contract with respect to the underlying index. We intend to treat each Trigger PLUS consistent with this approach. Pursuant to the terms of each Trigger PLUS, you agree to treat each Trigger PLUS under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Morrison & Foerster LLP, it is reasonable to treat each Trigger PLUS as a pre-paid executory contract with respect to the underlying index. Pursuant to this approach, we do not intend to report any income or gain with respect to each Trigger PLUS prior to maturity or an earlier sale or exchange, and we intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the Trigger PLUS for more than one year at such time for U.S. federal income tax purposes.

In Notice 2008-2, the Internal Revenue Service and the Treasury Department requested comments as to whether the purchaser of certain securities (which may include the Trigger PLUS) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a security or contract should be ordinary or capital and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder of a Trigger PLUS is required to accrue income in respect of the Trigger PLUS prior to the receipt of payments under the Trigger PLUS or its earlier sale or exchange. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of a Trigger PLUS as ordinary income (including gain on a sale or exchange). Finally, it is possible that a non-U.S. holder (as defined under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement) of the Trigger PLUS could be subject to U.S. withholding tax in respect of a Trigger PLUS. It is unclear whether any regulations or other guidance would apply to the Trigger PLUS (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Trigger PLUS.

We will not attempt to ascertain whether any of the entities whose stock is included in the underlying index would be treated as a passive foreign investment company (a “PFIC”) or United States real property holding corporation (a “USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in the underlying index were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in the underlying index and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in the underlying index is or becomes a PFIC or a USRPHC.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Trigger PLUS is likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their tax advisors regarding the U.S. federal estate tax consequences of investing in the Trigger PLUS.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2019. Based on the Issuer’s determination that the Trigger PLUS is not a “delta-one” instrument, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Trigger PLUS. However, it is possible that the Trigger PLUS could be treated

January 2018	Page 12

Trigger PLUS Based on the Level of the EURO STOXX® Banks Index due February 5, 2020

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the underlying index or the Trigger PLUS, and following such occurrence the Trigger PLUS could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the underlying index or the Trigger PLUS should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Trigger PLUS and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

Additionally, the IRS has announced that withholding under the Foreign Account Tax Compliance Act (as discussed in the accompanying prospectus supplement) on payments of gross proceeds from a sale, exchange, redemption or other disposition of a Trigger PLUS will only apply to dispositions after December 31, 2018.

For a further discussion of U.S. federal income tax consequences related to each Trigger PLUS, see the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

Calculation agent:	HSBC USA Inc. or one of its affiliates.
Supplemental plan of distribution (conflicts of interest):

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Trigger PLUS from HSBC for distribution to Morgan Stanley Wealth Management. HSBC Securities (USA) Inc. will act as agent for the Trigger PLUS and will receive a fee of $0.25 per $10 stated principal amount and will pay Morgan Stanley Wealth Management a fixed sales commission of $0.25 for each Trigger PLUS they sell. Of the amount per $10 stated principal amount received by HSBC Securities (USA) Inc., acting as agent for HSBC, HSBC Securities (USA) Inc. will pay Morgan Stanley Wealth Management a structuring fee of $0.05 for each Trigger PLUS.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the Trigger PLUS, but is under no obligation to make a market in the Trigger PLUS and may discontinue any market-making activities at any time without notice.

Delivery of the Trigger PLUS will be made against payment for the Trigger PLUS on the original issue date set forth above, which is more than two business days following the pricing date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Trigger PLUS more than two business days prior to the original issue date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-59 in the prospectus supplement.

No Prospectus (as defined in Directive 2003/71/EC, as amended (the “Prospectus Directive”)) will be prepared in connection with the Trigger PLUS. Accordingly, the Trigger PLUS may not be offered to the public in any member state of the European Economic Area (the “EEA”), and any purchaser of the Trigger PLUS who subsequently sells any of the Trigger PLUS in any EEA member state must do so only in accordance with the requirements of the Prospectus Directive, as implemented in that member state.

The Trigger PLUS are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to, any retail investor in the EEA. For these purposes, the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, and a “retail investor” means a person who is one (or more) of: (a) a retail client, as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (b) a customer, within the meaning of Insurance Distribution Directive 2016/97/EU, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (c) not a qualified investor as defined in the Prospectus Directive. Consequently, no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the Trigger PLUS or otherwise making them available to retail investors in the EEA has been prepared, and therefore, offering or selling the Trigger PLUS or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Events of default and acceleration:

If the Trigger PLUS have become immediately due and payable following an event of default (as defined in the accompanying prospectus) with respect to the Trigger PLUS, the calculation agent will determine the accelerated payment at maturity due and payable in the same general manner as described in “payment at maturity” in this pricing supplement. In such a case, the third scheduled trading day for the underlying index immediately preceding the date of acceleration will be used as the valuation date for purposes of determining the accelerated final level. If a market disruption event exists on that scheduled trading day, then the accelerated valuation date will be postponed for up to five scheduled trading days (in the same general manner used for postponing the originally scheduled valuation date). The accelerated maturity date will be the third business day following such accelerated postponed valuation date.

For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

Where you can find more information:

This pricing supplement relates to an offering of the Trigger PLUS linked to the underlying index.

The purchaser of a Trigger PLUS will acquire a senior unsecured debt security of HSBC USA Inc. Although the offering of Trigger PLUS relates to the underlying index, you should not construe that fact as a

January 2018	Page 13

Trigger PLUS Based on the Level of the EURO STOXX® Banks Index due February 5, 2020

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

recommendation as to the merits of acquiring an investment linked to the underlying index or any security included in the underlying index or as to the suitability of an investment in the Trigger PLUS.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and Equity Index Underlying Supplement) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus, prospectus supplement and Equity Index Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Equity Index Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You should read this document together with the prospectus dated March 5, 2015, the prospectus supplement dated March 5, 2015 and Equity Index Underlying Supplement dated March 5, 2015. If the terms of the Trigger PLUS offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus, or Equity Index Underlying Supplement, the terms described in this pricing supplement shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” herein, on page S-2 of the accompanying Equity Index Underlying Supplement and page S-1 of the accompanying prospectus supplement, as the Trigger PLUS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Trigger PLUS. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

You may access these documents on the SEC web site at www.sec.gov as follows:

The Equity Index Underlying Supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014327/v403626_424b2.htm

The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014311/v403645_424b2.htm

The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000119312515078931/d884345d424b3.htm

Validity of the Trigger PLUS:	In the opinion of Morrison & Foerster LLP, as counsel to the Issuer, when this pricing supplement has been attached to, and duly notated on, the master note that represents the Trigger PLUS pursuant to the Senior Indenture referred to in the prospectus supplement dated March 5, 2015, and issued and paid for as contemplated herein, the Trigger PLUS offered by this pricing supplement will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Issuer and other sources as to certain factual matters, all as stated in the legal opinion dated March 5, 2015, which has been filed as Exhibit 5.3 to the Issuer’s registration statement on Form S-3 dated March 5, 2015.

This document provides a summary of the terms and conditions of the Trigger PLUS. We encourage you to read the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are service marks of Morgan Stanley.

January 2018	Page 14